EXHIBIT 99.1

Richard Dressler
Vice President Finance, Chief Financial Officer, and Treasurer
Voice:  860-347-8506
inquire@zygo.com

For Immediate Release

            MULTI-MILLION DOLLAR DEVELOPMENT CONTRACT AWARDED TO ZYGO

Middlefield, Connecticut -- September 17, 2002- Zygo Corporation (NASDAQ: ZIGO), announces that is has entered into a major contract to develop a product for a customer utilizing leading edge metrology technology and application specific solutions for next generation lithography tools. This contract was awarded based on ZYGO's unique patent pending technology and its reputation as a world leader in interferometric metrology.

The contract currently has a value of $29,690,000 and generally covers the period from January 2002 to February 2004, subject to meeting certain milestones during this period. Construction has begun at ZYGO on a facility capable of producing and testing products within the extremely tight environmental specifications.

Carl Zanoni, senior vice president technology, stated, "we are extremely pleased to be selected to develop this technology with significantly new, unmatched metrology capabilities. It is a reflection of the innovative skill of our people and the depth of our intellectual property."

Zygo Corporation (Nasdaq: ZIGO), headquartered in Middlefield, Connecticut, is a worldwide developer and supplier of high-performance metrology instruments, high precision optics, optical assemblies, and automation for the semiconductor, industrial, and telecommunications markets. See ZYGO's web site at www.zygo.com for additional information.

This press release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, are described in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.


                                   Page 1 of 1